Exhibit 5.1
[Letterhead of Drewry Simmons Vornehm LLP]
April 17, 2006
Fortune Industries, Inc.
6402 Corporate Drive
Indianapolis, Indiana 46278
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as legal counsel to Fortune Industries, Inc., an Indiana corporation (the “Company”), with respect to the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on April 17, 2006 for the purpose of registering for resale under the Securities Act of 1933, as amended (the “Securities Act”), 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $.10 per share (the “Common Stock”) in connection with the Fortune Diversified Industries, Inc. 2006 Equity Incentive Plan.
Based on our review of the Restated Articles of Incorporation of the Company, the Amended and Restated By-laws of the Company, and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the Shares, will be validly issued, fully paid and nonassessable.
We understand that this letter is to be used in connection with the Registration Statement, as finally amended, and hereby consent to the filing of this letter with and as a part of the Registration Statement as so amended, and to the reference to our firm in the prospectus which is referred to in the Registration Statement. In giving such consent, we do not hereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.
It is understood that this letter is to be used in connection with the resale of the Shares only while the Registration Statement is effective as so amended and as it may be amended from time to time as contemplated by Section 10(a)(3) of the Securities Act.
Very truly yours,
/s/ Drewry Simmons Vornehm, LLP
DREWRY SIMMONS VORNEHM, LLP

1